Exhibit 99.1

Tenax Therapeutics Reports Positive Results from Phase 2 Trial of Levosimendan in Patients with Pulmonary Hypertension and Heart Failure with Preserved Ejection Fraction (PH-HFpEF)

– Demonstrated a significant reduction in right atrial and pulmonary capillary wedge pressures
– Demonstrated a significant improvement with 6-minute walk distance
– No significant safety issues.
– Management to host conference call and webcast today at 8:30 a.m. EDT

Morrisville, NC – June 2, 2020 -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced positive Phase 2 results for levosimendan for the treatment of patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF). In this 37 patient study, the primary efficacy analysis, pulmonary capillary wedge pressure (PCWP) during exercise did not demonstrate a statistically significant reduction from baseline. Levosimendan did demonstrate a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475)when the measurements at rest, with legs up and on exercise were combined. Levosimendan also demonstrated a statistically significant improvement in 6-minute walk distance (6MWD) as compared to placebo (p=0.0329).

Dr. Stuart Rich,  Professor of Medicine at the Bluhm Cardiovascular Institute at Northwestern University commented “Levosimendan is the first drug to ever show a favorable mechanism of action with biventricular effects in patients with PH-HFpEF. The consistency of the hemodynamic data and improvement in 6-minute walk demonstrates that levosimendan has great promise as a treatment for PH-HFpEF which has a serious unmet need. The favorable safety profile, especially the absence of any proarrhythmic effects, supports the further development with a phase 3 trial.”

Hemodynamic Results

Hemodynamic measurements were made at rest (supine), after leg raise on a supine bicycle (a test of rapid increase in ventricular filling) and during exercise (25 watts for 3 minutes or until the patient tired). Levosimendan demonstrated a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475) when the measurements at rest, with legs up and on exercise were combined. While there was no significant change in PCWP during exercise, patients receiving levosimendan had reductions from baseline at Week 6 in PCWP, pulmonary artery pressure (PAP), and right atrial pressure (RAP) that were significant when patients were “at rest” and/or with their “legs raised” (p<0.05).

Clinical Results (6 Minute Walk Distance)

The clinical efficacy was confirmed by a statistically significant improvement in 6-minute walk distance of 29 meters. (p=0.0329). The 6-minute walk distance was a secondary endpoint in the trial and is a validated and accepted endpoint used in many pulmonary hypertension registration trials. Levosimendan was given in once-weekly home infusions for 6 weeks.

Safety

The incidence of AEs or SAEs between the control and treated groups were similar. In addition, there were no arrhythmias observed, atrial or ventricular, when comparing baseline electrocardiographic monitoring with 72-hour monitoring after 5 weeks of treatment. The company plans to present the full study results at future medical meetings and will submit a full manuscript of the trial results to a peer-reviewed journal.

"The positive outcome of this Phase 2 trial represents a major milestone for Tenax and our development of levosimendan for the treatment of patients suffering from this debilitating illness” stated Anthony DiTonno, Chief Executive Officer of Tenax.  "It is particularly exciting to report these positive results that support our confidence that levosimendan’s unique pharmacologic profile and mechanism of action may be ideally suited to treat PH-HFpEF. We believe these results support a Phase 3 trial that will translate into the first approved therapy to treat these patients.”

Conference Call & Webcast Information

The Tenax Therapeutics management team will host a conference call and live webcast with slides with the investment community today, Tuesday, June 2, 2020, at 8:30 a.m. EDT to discuss the information in this press release. Dr. Stuart Rich, Professor of Medicine at the Bluhm Cardiovascular Institute at Northwestern University, will join the call.

When: June 2, 2020 at 8:30 a.m. EDT

Audio Only Dial-in: (877) 407-9124 (United States) or (201) 689-8584 (International)
Replay: Toll Free: 877-481-4010 (United States)/International: 919-882-2331
Replay Passcode: 35158
Audio replay available until June 16, 2020

Webcast with Audio: https://www.webcaster4.com/Webcast/Page/2404/35158.
Webcast reply available until September 30, 2020.

Please join the conference call at least 10 minutes early to register.

A replay of the conference call will be archived under the investor relations section of Tenax's website for 30 days shortly after the call.

About Phase 2 HELP Trial
The HELP Trial – Hemodynamic Evaluation of Levosimendan in PH-HFpEF is a multi-center, double-blind, placebo-controlled Phase 2 clinical trial designed to evaluate levosimendan in 36 patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF). The trial has a predefined response criterion that patients must meet following a 24-hour open-label infusion of levosimendan before they can be randomized to the 6-week double-blind phase of the trial. The criterion for randomization is a reduction in PCWP during supine exercise of ≥ 4mmHg following the open-label infusion when compared with each patient’s baseline exercise PCWP. The primary endpoint of the HELP Trial is based on change in PCWP vs baseline compared to placebo.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific advisory team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has recently released topline data regarding their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 30, 2020, and its quarterly report of Form 10-Q filed on May 15, 2020, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contacts
Investor Contact:
ICR
Stephanie Carrington, 646-277-1282
Stephanie.carrington@icrinc.com